Exhibit 10

LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement") is entered into this 29th day of January, 2010, by and between THE EASTERN COMPANY, a Connecticut corporation, having its chief executive office at 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460 (hereinafter referred to as "Borrower"), and PEOPLE'S UNITED BANK, a federally-chartered savings bank, having a banking office at 255 Bank Street, Waterbury, Connecticut 06702-2219 (hereinafter referred to as "Lender").

W I T N E S S E T H :

WHEREAS, Borrower has requested that Lender make available to Borrower the Credit Facilities (as defined below), and Lender is willing to agree to Borrower's request on the terms and conditions and in reliance upon the representations, warranties and covenants of Borrower hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

As used herein the following terms shall have the following meanings:

"Affiliate" shall mean any Person (a) that, directly or indirectly, controls is controlled by, or is under common control with, Borrower; or (b) that is a member, director, manager, or officer of Borrower or of any Person that, directly or indirectly, controls, is controlled by, or is under common control with, Borrower, together with, in each case, their respective relatives (whether by blood or marriage), heirs, executors, administrators, personal representatives, successors, and assigns; and (c) any trust of which any of the foregoing Persons is a settlor, trustee or beneficiary. For the purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities (or membership interests), by contract, or otherwise;

"Business Day" shall mean and refer to any day other than Saturday, Sunday or any other day on which commercial banks in Connecticut are authorized or required to close under the laws of the State of Connecticut, and whenever such day relates to a LIBOR Rate Loan, a day on which dealings in U.S. Dollar deposits are also carried out in the London interbank market;

"Collateral" shall have the meaning given to such term in the Security Agreement;

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"Consolidated Subsidiaries" shall refer to the Subsidiaries of Borrower described on Exhibit A attached hereto and made a part hereof; and the term "Consolidated Subsidiary" shall refer to any one of them;

"Credit Facilities" shall mean collectively the Term Loan, the Revolving Credit Loan and the Letters of Credit, as the same may hereafter be amended, modified, restated and/or amended and restated; and "Credit Facility" shall mean any one of the foregoing;

"Debt" shall mean at any time, without duplication, (i) all items (except items of capital stock, capital surplus and retained earnings) which, in accordance with GAAP, would be included in determining total consolidated liabilities of Borrower and the Consolidated Subsidiaries as shown on the liability side of a consolidated balance sheet of Borrower and the Consolidated Subsidiaries as at the date on which Debt is to be determined; (ii) all Subordinated Debt; (iii) all obligations secured by any Lien to which any property or asset owned by Borrower and/or the Consolidated Subsidiaries is subject, whether or not the obligation secured thereby shall have been assumed by Borrower and/or the Consolidated Subsidiaries; (iv) the face amount of all outstanding letters of credit issued for the account of Borrower (including any Letters of Credit issued pursuant to the terms of Paragraph 3H of this Agreement) and/or the Consolidated Subsidiaries and, without duplication, all drafts drawn thereunder and not yet reimbursed; and (v) lease obligations of Borrower and/or the Consolidated Subsidiaries which, in accordance with GAAP, should be capitalized;

"Debt Service" shall mean for any period, the sum of (i) Interest Expense, (ii) Principal Amortization, and (iii) scheduled payments by Borrower and/or the Consolidated Subsidiaries on account of capitalized leases;

"Debt Service Coverage Ratio" shall mean for any period, the ratio of Operating Cash Flow to Debt Service;

"Environmental Laws" shall have the meaning given such term in the Security Agreement;

"Event of Default" shall mean the existence of a state of facts under the provisions of Paragraph 8 of this Agreement which constitute an Event of Default and which permits Lender to declare the Term Loan and the Revolving Credit Loan due and payable in their entireties;

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time;

"Guaranties" shall mean the unconditional, unlimited continuing guaranties of payment and performance of the Obligations of even date herewith, executed by each of the Guarantors in favor of Lender; and the term "Guaranty" shall mean any one of the Guaranties;

"Guarantors" shall mean collectively each of the Consolidated Subsidiaries (other than Frazer & Jones Company, Inc., a New York corporation);

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"Hazardous Materials" shall have the meaning given such term in the Security Agreement;

"Interest Expense" shall mean for any period, all amounts accrued by Borrower and the Consolidated Subsidiaries, whether as interest, late charges, service fees, or other charge for money borrowed, on account of or in connection with Borrower's and the Consolidated Subsidiaries' indebtedness for money borrowed from the Lender or any other Person which is a lending or financial institution or with respect to which Borrower and the Consolidated Subsidiaries or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with GAAP, to be carried as a liability on Borrower's and the Consolidated Subsidiaries' consolidated balance sheet;

"Interest Period" shall mean with respect to the Revolving Credit Loan, the period commencing on the date of the making or continuation of or conversion to such Prime Rate Loan or LIBOR Rate Loan, as the case may be, and ending one (1) month, two (2) months or (3) months thereafter, as Borrower may elect in the applicable Notice of Borrowing or Conversion; provided, however, that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, and (ii) any Interest Period that would otherwise extend beyond the maturity date of the Revolving Credit Loan shall end on such maturity date;

"Leverage Ratio" shall mean for any period, the ratio of Debt to Tangible Net Worth;

"Letters of Credit" shall mean and refer to those certain commercial and/or standby letters of credit now or hereafter issued by Lender for the account of Borrower, as more fully described in Paragraph 3H hereof; and "Letter of Credit" shall mean any one of them;

"LIBOR" shall mean, as applicable to a LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of one (1) month, two (2) months or (3) months, as appropriate, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) Business Days prior to the beginning of such Interest Period; provided, however, if both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four (4) major banks in the London interbank marked at approximately 11:00 a.m. London time, on the day that is two (2) Business

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Days preceding the first day of such LIBOR Rate Loan as selected by Lender. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to lending European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business days preceding the first day of such LIBOR Rate Loan. In the event that Lender is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage (as defined below) with respect to LIBOR deposits of Lender, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basis, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D;

"LIBOR Rate Loan" shall mean any advance on account of the Revolving Credit Loan bearing interest determined by reference to the LIBOR Rate;

"LIBOR Rate" shall mean and refer to a rate of interest per annum equal to LIBOR for the applicable Interest Period plus two and one-quarter percentage points (2.25%); provided, however, that the applicable LIBOR Rate hereunder shall never be less than four percent (4.0%) per annum;

"Lien" shall mean any mortgage, deed of trust, lien, pledge, assignment, security interest, encumbrance or any transfer intended as security, including, without limitation, any conditional sale or other title retention agreement;

"Loan Documents" shall mean collectively this Agreement, the Notes, the Security Agreement, the Guaranties and any other agreement, instrument or document whether now or hereafter executed and delivered to Lender in connection herewith, together with any renewals, extensions, modifications or amendments thereof;

"Net Income" shall mean for any period, the consolidated net income (or net loss) of Borrower and the Consolidated Subsidiaries for such period from continuing operations as determined in accordance with GAAP;

"Notes" shall mean the Term Note and the Revolving Credit Note, together with any and all renewals, modifications, amendments or restatements thereof;

"Notice of Borrowing or Conversion" shall have the meaning given such term in subparagraph (1) of Paragraph 3C hereof;

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"Obligations" shall mean the Term Loan, the Revolving Credit Loan and the Letters of Credit, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Borrower to Lender, no matter how or when arising and whether under the Loan Documents, or under any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of Borrower given to, received by or held by Lender (including, without limitation, overdrafts or any debt, liability or obligation of Borrower to others which Lender may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising. The term "Obligations" shall also include all costs and expenses, including, without limitation, any and all attorneys' fees, costs and expenses relating to the appraisal and/or valuation of assets and all other costs and expenses, incurred or paid by Lender in exercising, preserving, defending, collecting, administering, enforcing or protecting any of its rights under the Obligations or under the Loan Documents or with respect to the Collateral or in any litigation arising out of the transactions evidenced by the Obligations;

"Operating Cash Flow" shall mean for any period, an amount equal to the sum of Borrower's and the Consolidated Subsidiaries' Net Income for such period (minus any extraordinary gains in such period), plus the sum of: (i) Interest Expense of Borrower and the Consolidated Subsidiaries, and (ii) depreciation and amortization of Borrower and the Consolidated Subsidiaries, each to the extent deducted in determining Net Income; minus the sum of the following items in such period: (iii) all internally-funded expenditures of Borrower and the Consolidated Subsidiaries for fixed assets which are required to be capitalized by Borrower and the Consolidated Subsidiaries in accordance with GAAP, (iv) cash dividends declared and actually paid by Borrower to its shareholders, and (v) the amount of any stock redemptions or stock buybacks by Borrower (but excluding any and all noncash stock option transactions);

"Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity;

"Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by Lender or its successors at its head office as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Lender to any customer. In no event, however, shall the applicable Prime Rate hereunder be less than four percent (4.0%) per annum;

"Prime Rate Loan" shall mean any advance on account of the Revolving Credit Loan bearing interest determined by reference to the Prime Rate;

"Principal Amortization" shall mean for any period, all amounts which Borrower and the Consolidated Subsidiaries are required to pay (whether regularly scheduled or as a result of a default and acceleration and whether or not actually paid by Borrower and the Consolidated Subsidiaries) in reduction of Borrower's and the Consolidated Subsidiaries' indebtedness referred

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to in the definition of Interest Expense, as required by the documents relating to such indebtedness; provided, however, that Borrower's repayment of its term loan obligations to Bank of America, N.A. on the date hereof shall not be treated as Principal Amortization for purposes of this Agreement;

"Revolving Credit Loan" shall mean that certain revolving credit loan in an amount of up to $10,000,000.00 made available by Lender to Borrower pursuant to the provisions of Paragraph 3B hereof;

"Revolving Credit Note" shall have the meaning given such term in subparagraph (1) of Paragraph 3B hereof;

"Security Agreement" shall mean that certain security agreement of even date herewith, executed by Borrower in favor of Lender pursuant to which Borrower has granted to Lender a continuing first priority Lien on all of Borrower's present and future right, title and interest in and to any and all of Borrower's tangible and intangible personal property assets to secure the Obligations;

"Subordinated Debt" shall mean at any time, obligations of Borrower and the Consolidated Subsidiaries for money borrowed by them from any third Person which has been subordinated in favor of the Lender by such Person to the repayment of the Obligations by virtue of a subordination agreement executed and delivered to Lender, in form and content satisfactory to the Lender;

"Subsidiary" shall mean a corporation (with respect to another corporation) of which more than thirty (30%) of the outstanding stock having voting power to elect a majority of its Board of Directors (whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another corporation or an Affiliate of any such other corporation;

"Tangible Net Worth" shall mean as at the date of determination, the excess, if any, of Borrower's and the Consolidated Subsidiaries' consolidated assets, excluding intangible assets such as goodwill, licenses and patents and further excluding any amounts owed to Borrower by any Affiliates of Borrower, whether in the form of accounts (or accounts receivable), notes or other forms of payment, minus Borrower's and the Consolidated Subsidiaries' consolidated liabilities (other than Subordinated Debt);

"Term Loan" shall mean that certain seven (7) year term loan in the amount of $5,000,000.00 made available by Lender to Borrower pursuant to the provisions of Paragraph 3A hereof; and

"Term Note" shall have the meaning given such term in subparagraph (1) of Paragraph 3A hereof.

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2.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

(a)        The audited consolidated financial statements of Borrower and the Consolidated Subsidiaries, dated as of January 3, 2009, prepared by Borrower's independent certified public accountants and heretofore delivered to Lender, present fairly, in all material respects, the consolidated position of Borrower and the Consolidated Subsidiaries and the consolidated results of their operations and their cash flows as of such date, in conformity with GAAP, there has not been any material adverse change in the financial condition of Borrower or the Consolidated Subsidiaries since the date thereof, and Borrower and the Consolidated Subsidiaries have no liabilities, fixed or contingent, which are not fully shown or provided for in said financial statements as of the date thereof except (i) obligations to perform after such date under contracts, purchase orders and other commitments incurred in the ordinary course of business, and (ii) obligations of the Borrower and the Consolidated Subsidiaries created after such date;

(b)        Borrower is a corporation duly incorporated and validly existing under the laws of the State of Connecticut with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted;

(c)        Except as disclosed in Schedule 2(o) attached hereto and made a part hereof, there is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or, to Borrower's knowledge, threatened against Borrower which might have a material adverse effect upon Borrower's position, financial, operating or otherwise, and Borrower has filed all tax returns and reports required to be filed by Borrower with the United States government and all state and local governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

(d)        The Loan Documents to which Borrower is a party are each valid, legal and binding upon Borrower and enforceable in accordance with their respective terms, and the execution and delivery of the Loan Documents have been duly authorized by all necessary corporate action of Borrower;

(e)        The execution and delivery of the Loan Documents, the consummation of the transactions contemplated therein and the fulfillment of or compliance with the terms and provisions of the Loan Documents: (i) will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which Borrower is a party or by which Borrower is bound; (ii) do not constitute a default thereunder or under any of them; (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower's property or assets pursuant to the terms of any such agreement, instrument or other undertaking; (iv) do not require the consent or approval of any governmental body, agency or authority and will not violate the provisions of any

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laws or regulations of any governmental instrumentality applicable to Borrower; and (v) are within Borrower's powers, and are not in contravention of any provisions of its Certificate of Incorporation or of its By-Laws. Borrower is not in default under any material agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental regulatory authority to which Borrower is a party or by which Borrower may be bound;

(f)         Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Borrower and any Consolidated Subsidiary pursuant to the terms hereof or the other Loan Documents will not, at the time the same is furnished, contain any untrue statement of a material fact and, when taken as a whole, will not omit to state a material fact necessary in order to make the information so furnished, in light of the circumstances under which such information is furnished, not misleading;

(g)        Borrower and each Consolidated Subsidiary is in compliance with all laws, ordinances, rules or regulations, applicable to it, of all Federal, state or local governments or any instrumentality or agency thereof, including, without limitation, the Employee Retirement Income Security Act ("ERISA"), and all Federal, state and municipal laws, ordinances, rules and regulations relating to the environment, including, without limitation, the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of Borrower or such Consolidated Subsidiary when taken as a whole;

(h)        Other than the Consolidated Subsidiaries, Borrower has no Subsidiaries and has not invested in the stock, common or preferred, of any other corporation, and there are not fixed, contingent or other obligations on the part of Borrower to issue any additional shares of its capital stock, other than to employees of Borrower under Borrower's existing pension/employee benefit plans;

(i)         Neither Borrower nor any of the Consolidated Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation) materially and adversely affecting its operations, business, properties or financial condition;

(j)         Borrower and each of the Consolidated Subsidiaries possesses all the trademarks, trade names, copyrights, patents, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, and no action or filing with or consent by, any Person or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the conduct of

Borrower's or any of the Consolidated Subsidiaries' respective businesses as now and presently proposed to be conducted;

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(k)        The fair salable value of the consolidated assets of Borrower and the Consolidated Subsidiaries exceeds and will, immediately following the making and funding of the Term Loan and the Revolving Credit Loan, exceed their total consolidated liabilities (including, without limitation, contingent liabilities). The fair salable value of the consolidated assets of Borrower and the Consolidated Subsidiaries is and will, immediately following the making and funding of the Term Loan and the Revolving Credit Loan, be greater than Borrower's and the Consolidated Subsidiaries' probable consolidated liabilities (including, without limitation, contingent liabilities) on their consolidated debts as such debts become absolute and matured. Borrower's and the Consolidated Subsidiaries' consolidated assets do not and, immediately following the making and funding of the Term Loan and the Revolving Credit Loan, will not constitute unreasonably small capital to carry out their respective businesses as conducted or as proposed to be conducted. Neither Borrower nor any Consolidated Subsidiary intends to, nor does it believe that it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and such Consolidated Subsidiary and the amounts to be payable on or in respect of obligations of Borrower and such Consolidated Subsidiary);

(l)         The name of Borrower has not changed during the immediately preceding six (6) years; Borrower has conducted and currently conducts its business solely in its own name and through the operating divisions of Borrower located in the United States of America listed in Exhibit F attached hereto and made a party hereof;

(m)       (i)          No fact, including but not limited to any "reportable event", as that term is defined in Section 4043 of ERISA, exists in connection with any pension or other employee benefit plans (hereinafter collectively referred to as the "Plans" and individually as the "Plan") of Borrower or any of the Consolidated Subsidiaries (collectively, the "Companies") under Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code of 1986, as amended (the "Revenue Code"), which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation (the "PBGC"), or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan. A list of all of the Companies' respective Plans are attached hereto as Exhibit D and made a part hereof;

(ii)        No "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Revenue Code exists or will exist upon the execution and delivery of this Agreement and the other Loan Documents, or the performance by the parties hereto or thereto of their respective duties and obligations hereunder and thereunder;

(iii)       Each of the Companies agrees to do all acts, including, but not limited to, making all contributions necessary to maintain compliance with ERISA and the Revenue Code, and agrees not to terminate any such Plan in a manner or do so or fail to do any act which could result in the imposition of a lien on any of its properties pursuant to Section 4068 of ERISA;

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(iv)       None of the Companies sponsors or maintains, and has never contributed to, and has not incurred any withdrawal liability under a "multi-employer plan" as defined in Section 3 of ERISA and none of the Companies has any written or verbal commitment of any kind to establish, maintain or contribute to any "multi-employer plan" under the Multi-Employer Pension Plan Amendment Act of 1980;

(v)        Each of the Companies has satisfied the minimum funding requirements of ERISA and the Revenue Code with respect to the Plans;

(vi)       Any Plan complies currently, and has complied in the past, both as to form and (to the best of the Companies' knowledge) in operation, with its terms and with the provisions of the Revenue Code and ERISA, and all applicable regulations thereunder and all rules issued by the Internal Revenue Service, U.S. Department of Labor and the PBGC and as such, is and remains a "qualified" Plan under the Revenue Code;

(vii)      No actions, suits or claims are pending (other than routine claims for benefits) against any Plan, or the assets of any such Plan;

(viii)    The Companies have performed all obligations required to be performed by it or them under any Plan and the Companies are not in default, or in violation of any Plan, and have no knowledge of any such default or violation by any other party to any and all Plans; and

(ix)       No liability has been incurred by any of the Companies to the PBGC or to participants or beneficiaries on account of any termination of a Plan subject to Title IV of ERISA, no notice of intent to terminate a Plan has been filed by (or on behalf of) any of the Companies pursuant to Section 4041 of ERISA and no proceeding has been commenced by the PBGC pursuant to Section 4042 of ERISA;

(o)	Except as disclosed in Schedule 2(o) attached hereto:

(i) Borrower and each Consolidated Subsidiary has obtained all permits, licenses and other authorizations which are required under all Environmental Laws. Borrower and each Consolidated Subsidiary is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of Borrower or such Consolidated Subsidiary when taken as a whole;

(ii)        No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and

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no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by Borrower or any Consolidated Subsidiary to have any permit, license or authorization required in connection with the conduct of Borrower's or such Consolidated Subsidiary's business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials;

(iii)       No oral or written notification of a Release of a Hazardous Material has been filed by or against Borrower or any Consolidated Subsidiary and, to Borrower's knowledge, no property now or previously owned, leased or used by Debtor or any Consolidated Subsidiary is listed or proposed for listing on the Comprehensive Environmental Response, Compensation and Liability Inventory of Sites or National Priorities List under CERCLA, as amended, or on any similar state or federal list of sites requiring investigation or clean-up;

(iv)       There are no Liens arising under or pursuant to any Environmental Laws on any of the property or properties owned, leased or used by Borrower or any Consolidated Subsidiary, and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which Borrower or any Consolidated Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property; and

(v)         Neither Borrower or any Consolidated Subsidiary nor, to the knowledge of Borrower or any Consolidated Subsidiary, any previous owner, tenant, occupant or user of any property owned, leased or used by Borrower or any Consolidated Subsidiary, has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, or in or about such property, or (ii) transported or had transported any Hazardous Materials to such property except to the extent such Hazardous Substances are raw products commonly used in day-to-day manufacturing operations of such property and, in such case, in compliance with, all Environmental Laws; (iii) engaged in or permitted any operations or activities which would allow the facility to be considered a treatment, storage or disposal facility as that term is defined in 40 CFR 264 and 265, (iv) engaged in or permitted any operations or activities which would cause any of its properties to become subject to the Connecticut Transfer Act, Section 22a-134 et seq., C.G.S., or (v) constructed, stored or otherwise located Hazardous Materials on, under, in or about any such property except to the extent commonly used in day-to-day operations of any such property and, in such case, in compliance in all material respects with all Environmental Laws. Further, to the knowledge of Borrower and each Consolidated Subsidiary and except as disclosed in Schedule 2(o) attached hereto, no Hazardous Materials have migrated from other properties upon, about or beneath any such property;

(p)        Neither Borrower nor any Consolidated Subsidiary is a party to any collective bargaining or union agreement except as set forth on Exhibit E attached hereto and

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made a part hereof. Such union contracts are in full force and effect and are not currently subject to renegotiation. Borrower and each Consolidated Subsidiary is in full compliance with the terms and conditions of all such union contracts and knows of no threatened work stoppage by any union members;

(q)        Borrower shall use the proceeds of the Term Loan to repay in full the outstanding balance of Borrower's indebtedness to Bank of America, N.A. as of the date hereof, and Borrower shall use the proceeds of advances on account of the Revolving Credit Loan to fund permitted asset acquisitions and capital expenditures and for general working capital purposes (including, without limitation, the issuance of Letters of Credit);

(r)         Neither Borrower nor any of the Consolidated Subsidiaries is in violation of any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective December 21, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and

(s)         All representations and warranties of Borrower and the Consolidated Subsidiaries contained herein shall survive the execution of this Agreement.

3.	TERMS OF CREDIT FACILITIES

Pursuant to the terms of this Agreement, Lender shall make the Credit Facilities available to Borrower, upon the request of Borrower, upon the following terms and conditions:

A.	Term Loan

(1)        The Term Loan shall be in the amount of Five Million and No/100 Dollars ($5,000,000.00) and shall be evidenced by a promissory note dated the date hereof, in the original principal amount of $5,000,000.00, executed by Borrower and payable to the order of Lender, in the form of Exhibit B attached hereto and made a part hereof (herein referred to as the "Term Note"). The outstanding principal balance of the Term Loan shall bear interest at a fixed rate per annum equal to four and ninety-eight hundredths percent (4.98%). Interest shall be charged on the principal balance of the Term Loan from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year;

(2)         Interest accruing on the principal balance of the Term Loan shall be payable monthly in arrears, on the first (1st) Business Day of each month hereafter, commencing on March 1, 2010, and at maturity. The principal balance of the Term Loan shall be paid on a quarterly basis over a seven (7) year term on the first (1st) Business Day of each calendar quarter hereafter, commencing on April 1, 2010 and maturing on January 31, 2017, as more fully described in the Term Note. All payments received by Lender on account of the Term Loan shall be in lawful money of the United States of America and in immediately available funds, and shall be first applied by Lender first to outstanding accrued interest and then to outstanding principal. Borrower hereby authorizes Lender to debit Borrower's operating account with Lender for the

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payment of the installments of accrued interest and principal with respect to the Term Loan on the due dates thereof and at maturity. In the event that there are not sufficient funds in Borrower's operating account to pay such installment payments on account of the Term Loan in full on the due date thereof, then Borrower shall immediately pay to Lender the amount of such installment payment(s) then due (or the amount of such shortfall, as appropriate) in immediately available funds; and

(3)         If Borrower elects to prepay the principal balance of the Term Loan in full prior to the stated maturity date thereof, then, in addition to paying the amount of accrued interest on the principal amount being prepaid, Borrower shall also be required to pay to Lender a prepayment premium equal to the "Net Loss" (as defined below) that Lender or any subsequent holder of the Term Note sustains or incurs as a result of such prepayment. As used herein, the term "Net Loss" means either (a) the present value of the interest charged hereunder at the applicable fixed contract rate on the principal amount of the Term Note from the date of such prepayment to the stated maturity date thereof (i.e., January 31, 2017) less the present value of the interest (at the then-current "Reinvestment Rate") on the principal amount being prepaid, for the period of time from the date of prepayment until the stated maturity date (i.e., January 31, 2017), or (b) if Lender has obtained matched funds in connection with the Term Note, any prepayment fee paid by Lender or any subsequent holder of the Term Note to such matched funding source on account of Borrower's prepayment. As used herein, the "Reinvestment Rate" shall mean the rate available to Lender or any subsequent holder of the Term Note, as utilized by other money center banks doing business in the State of Connecticut, for the investment in the United States Treasury obligations of the principal amount prepaid with maturities coterminous with the maturity of the Term Loan.

B.	Revolving Credit Loan

(1)         Borrower shall have the right, until the termination of Lender's obligations to make advances on account of the Revolving Credit Loan as set forth in subparagraph (5) of this Paragraph 3B, to from time to time borrow, pay and reborrow on account of the Revolving Credit Loan and, until such termination, Lender shall make advances to Borrower on account of the Revolving Credit Loan as described herein. The principal amount of the Revolving Credit Loan, or such part thereof as may be from time to time outstanding, shall be in the maximum amount of up to Ten Million and No/100 Dollars ($10,000,000.00) and shall be evidenced by a promissory note dated the date hereof, in the original principal amount of $10,000,000.00, executed by Borrower and payable to the order of Lender, in the form of Exhibit C attached hereto and made a part hereof (herein referred to as the "Revolving Credit Note"). The maximum amount available to Borrower on account of the Revolving Credit Loan shall be reduced by the amount of the from time to time issued and outstanding Letters of Credit. The Revolving Credit Note shall be in the amount of $10,000,000.00 and, in the event Lender determines to increase the maximum principal amount of the Revolving Credit Loan and Borrower agrees thereto, Borrower shall immediately execute and deliver to Lender a further Revolving Credit Note (or a replacement Revolving Credit Note) to evidence such increase;

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                                         (2)        Each advance on account of the Revolving Credit Loan shall bear interest at a rate per annum equal to, at Borrower's option, either: (A) the Prime Rate (with a "floor" rate of four percent (4.0%) per annum) with respect to a Prime Rate Loan, which rate shall change contemporaneously with any change in the Prime Rate, or (B) the LIBOR Rate (with a "floor" rate of four percent (4.0%) per annum) with respect to a LIBOR Rate Loans. Interest shall be charged on the principal balance of the Revolving Credit Loan from time to time outstanding on the basis of actual number of days elapsed computed on the basis of a three hundred sixty (360) day year. Such interest shall be payable monthly, on the first (1st) Business Day of each month hereafter, commencing on the first (1st ) Business Day of the month immediately following the date of the initial advance hereunder, with respect to Prime Rate Loans, and shall be payable for such Interest Period on the earlier of: (a) the first (1st) Business Day of each month hereafter, commencing on the first (1st) Business Day of the month immediately following the date of the initial advance hereunder, or (b) the last Business Day of such Interest Period and when such LIBOR Rate Loan is due, with respect to LIBOR Rate Loans. All payments received by Lender on account of the Revolving Credit Loan shall be in lawful money of the United States of America and in immediately available funds, and shall be applied by Lender first to outstanding accrued interest and then to outstanding principal. Borrower hereby authorizes Lender to debit Borrower's operating account with Lender for the payment of the installments of accrued interest with respect to the Revolving Credit Loan on the due dates thereof. In the event that there are not sufficient funds in Borrower's operating account to pay such installment payment on account of the Revolving Credit Loan in full on the due date thereof, then Borrower shall immediately pay to Lender the amount of such installment payment then due (on the amount of such shortfall, as appropriate) in immediately available funds;

(3)         All advances on account of the Revolving Credit Loan made by Lender to Borrower pursuant to this Paragraph 3B shall be recorded in an account on the books of Lender bearing Borrower's name (hereinafter called "Borrower's Account"). Lender shall render and send to Borrower a monthly statement of Borrower's Account showing the outstanding aggregate principal balance of the Revolving Credit Loan, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Borrower's Account shall be considered correct in all respects, absent manifest error, and accepted by and be conclusively binding upon Borrower unless Borrower makes specific written objections thereto within thirty (30) days after the date the statement of Borrower's Account is sent;

(4)         In the event that the aggregate principal amount of the Revolving Credit Loan outstanding at any one time exceeds the sum of $10,000,000.00, Borrower shall immediately pay to Lender an amount equal to or otherwise eliminate such excess;

(5)        The provisions of this Paragraph 3B shall continue in effect until January 31, 2012 and from year to year thereafter, unless terminated as to future transactions by either party hereto giving not less than sixty (60) days written notice of termination prior to the end of any such one year period to the other party hereto; provided, however, that Lender may terminate the provisions of this Paragraph 3B at any time upon the happening of an Event of Default hereunder. Upon the effective date of such termination, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of the Revolving Credit Loan,

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together with interest accrued thereon to the date of payment. No such termination shall (i) in any way affect or impair the security interest granted to Lender hereunder or any other rights of Lender under any of the Loan Documents, arising prior to any such termination or by reason thereof, (ii) relieve Borrower of any obligation to Lender under any of the Loan Documents, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Lender under any of the Loan Documents; and

(6)         Borrower shall pay to Lender, on the first (1st) Business Day of each calendar quarter following the date hereof, commencing on April 1, 2010, until the termination date of the Revolving Credit Loan (as described in Paragraph 3B(5) above) and on such termination date, a nonrefundable unused line fee for the calendar quarter (or portion thereof, as appropriate) immediately preceding such payment in an amount equal to one-quarter of one percent (.25%) per annum times the excess, if any, of (i) $10,000,000.00 minus (ii) the average daily outstanding principal amount of the Revolving Credit Loan plus the stated amount of any issued and outstanding Letters of Credit during such calendar quarter (or portion thereof, as appropriate). In the case of the first payment and last payment hereunder, if the immediately preceding period is less than a full calendar quarter, the unused line fee as so calculated shall be prorated by multiplying the same by a fraction, the denominator of which shall be 91 and the numerator of which shall be the actual number of days elapsed in such period.

C.	Notice and Manner of Borrowing.

(1)         Whenever Borrower desires to obtain or continue a Prime Rate Loan or a LIBOR Rate Loan (collectively, a "Loan") hereunder or convert an outstanding Loan into a Loan of a different type provided for in this Agreement, Borrower shall notify Lender (which notice shall be irrevocable) by telex, telegraph or telephone (each a "Notice of Borrowing or Conversion") received no later than 2:00 p.m. (Waterbury, Connecticut time) (a) on the date which the requested Loan is to be made or continued as or converted to a Prime Rate Loan, or (b) two (2) Business Days prior to the date which the requested Loan is to be made or continued as or converted to a LIBOR Rate Loan. Such notice shall specify (A) the effective date and amount of each Revolving Credit Loan to be continued or converted, (B) the interest rate option to be applicable thereto, and (C) the duration of the applicable Interest Period (Lender reserves the right to limit the duration of the Interest Period on any LIBOR Rate Loan to one (1) month);

(2)         Whenever Borrower chooses a LIBOR Rate Loan (whether as a new Loan, as a continuation of an outstanding LIBOR Rate Loan, or as a conversion of an outstanding Prime Rate Loan), such LIBOR Rate Loan shall be automatically renewed at the end of the applicable Interest Period for the same Interest Period unless Borrower notifies Lender in writing that it wishes to choose a different Interest Period or to convert the LIBOR Rate Loan to a Prime Rate Loan. Any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall end of the last day of such calendar month; and

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(3)         Subject to the terms and conditions hereof, Lender shall make each Revolving Credit Loan on the effective date specified therefor by crediting the amount of such Loan to Borrower's operating account with Lender.

D.          Payments Not at End of Interest Period. Borrower may prepay a LIBOR Rate Loan only upon at least three (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Rate Loan. Borrower shall pay to Lender, upon request of Lender, a "yield maintenance fee" (as described below) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such LIBOR Rate Loan; (ii) any failure by Borrower to borrow a LIBOR Rate Loan on the date specified by Borrower's written notice; (iii) any failure by Borrower to pay a LIBOR Rate Loan on the date for payment specified in Borrower's written notice. Such "yield maintenance fee" shall be computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election (as defined below) as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Lender upon the payment of a LIBOR Rate Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrower of the LIBOR Rate. If by reason of an Event of Default, Lender elects to declare the Notes to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

E.           Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of three hundred sixty (360) days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest and fees in connection with such payment.

F.          Late Charges. If the entire amount of any required principal and/or interest installment payment is not paid in full within ten (10) days after the same is due, Borrower shall pay to Lender a late fee equal to five percent (5.0%) of the required payment.

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                          G.          Default Rate of Interest. Interest on the Revolving Credit Loan and the Term Loan, at all times after the occurrence of and during the continuation of an Event of Default, and interest on all payments of interest that are not paid when due, shall accrue at a default rate per annum equal to two percentage points (2.0%) above the Prime Rate (with the Prime Rate not being less than four percent (4.0%)), which rate shall change contemporaneously with any change in the Prime Rate, with respect to the Revolving Credit Loan, and at a default rate per annum equal to two percentage points (2.0%) above the fixed rate on the Term Loan, with respect to the Term Loan.

H.          Letters of Credit. Upon Borrower's request therefor, Lender shall, from time to time so long as no Event of Default has occurred and is continuing as of such date of request, issue (i) standby Letters of Credit for the account of Borrower, and/or (ii) commercial Letters of Credit for the account of Borrower, provided the aggregate amounts available to be drawn under such standby and commercial Letters of Credit (or actually drawn but not yet reimbursed by Borrower), together with the sum of all advances on account of the Revolving Credit Loan then outstanding, shall not exceed the sum of $10,000,000.00. Each such Letter of Credit issued by Lender for the account of Borrower and unreimbursed drafts drawn thereunder shall reduce the amount available to Borrower on account of the Revolving Credit Loan in an amount equal to the stated amount of such Letter of Credit so long as such Letter of Credit is outstanding or such draw unpaid. No Letter of Credit shall be issued by Lender for the account of Borrower which has an expiration date later than sixty (60) days prior to the termination date of the Revolving Credit Loan described in Paragraph 3B(5) above. Upon payment by Lender under any Letter of Credit, any amount so paid shall be immediately due and payable by Borrower and Lender shall have the right to effect payment thereof, together with the payment of any fees, expenses and charges described below, immediately by a charge to Borrower's operating account maintained with Lender. Unless and until such charge to Borrower's operating account is made by Lender, the unreimbursed amount of any drawn Letter of Credit shall be considered an advance on account of the Revolving Credit Loan to satisfy Borrower's reimbursement obligation to Lender which shall bear interest at the default rate prescribed in Paragraph 3G above until paid in full by Borrower.

Lender shall charge Borrower its then-prevailing fee for the issuance of such Letters of Credit, based upon the stated amount of each, which fee shall be payable by Borrower to Lender upon the issuance thereof. In the event that Borrower desires either a standby or a commercial Letter of Credit, the documentation thereof shall consist of Lender's standard forms therefor and Borrower specifically acknowledges that (i) the reimbursement obligation of Borrower and any fee on account of such Letters of Credit shall be included in the Obligations; and (ii) the occurrence of an Event of Default hereunder shall constitute a default under the documentation relating to such Letters of Credit and shall entitle Lender to exercise its rights thereunder with respect to such default.

I.           Cash Management Arrangement. Borrower and Lender shall enter into Lender's form of agreement governing People's United Bank's Cash Management system which shall provide for provisional credit thereunder for the benefit of Borrower upon terms and conditions acceptable to Lender.

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J.           Guaranties. Each of the Guarantors shall jointly, severally and unconditionally guarantee Borrower's payment and performance of the Obligations, and shall each execute and deliver its respective Guaranty to Lender on the date hereof. Borrower shall cause any future Subsidiary of Borrower to become a "Guarantor" hereunder and to execute and deliver a Guaranty to Lender upon Lender's request.

4.	CAPITAL ADEQUACY PROVISIONS.

(a)         Illegality. Notwithstanding any other provisions herein, if any applicable law, regulation or directive, or any change therein or in the interpretation or application thereof shall make it unlawful for Lender to make or maintain any LIBOR Rate Loans as contemplated by this Agreement: (a) the obligation of Lender to make LIBOR Rate Loans or to continue LIBOR Rate Loans as such and convert Prime Rate Loans to LIBOR Rate Loans shall forthwith be canceled, and (b) such Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically, without notice, to Prime Rate Loans on the respective last Business Days of the then current Interest Periods with respect thereto or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan is made on a day that is not the last Business Day of the then current Interest Period applicable thereto, Borrower shall pay to Lender such amount or amounts as may be required pursuant to Paragraph 3D hereof.

(b)        Increased Costs. In the event that applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or government, governmental agency or regulatory authority, shall:

(i)          subject Lender to any tax of any kind whatsoever (except taxes on the overall net income of Lender) with respect to this Agreement, the Notes or any of the Loans made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

(ii)        impose, modify or hold applicable any reserve, premium, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, or its issuance of or participation in any letter of credit hereunder any office of any Lender, including, without limitation, pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

(iii)       in the opinion of Lender, cause the Notes, any Loans or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(iv)	impose on Lender any other condition;

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and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any of the Loans or any part thereof or issuing or participating in any letter of credit by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any case, Borrower shall promptly pay to Lender, upon its demand, such additional amount as will compensate Lender for such additional costs or such reduction as the case may be (collectively, the "Additional Costs").

(c)         Basis for Determining LIBOR Rate Inadequate or Unfair. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for determining LIBOR, or (b) U.S. Dollar deposits in the relevant amount and for the relevant maturity are no longer available to Lender in the interbank LIBOR market, or (c) the making or continuation of LIBOR Rate Loans has been made impractical or unlawful by the occurrence of a contingency that materially and adversely affects the interbank LIBOR market, or (d) the LIBOR Rate will not adequately and fairly reflect the cost to Lender of making or maintaining LIBOR Rate Loans, or (e) the LIBOR Rate shall no longer represent the effective cost to Lender of U.S. dollar deposits in the relevant market for deposits in which it regularly participates, Lender shall give Borrower notice of such determination as soon as practicable. If such notice is given (i) any requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrower gives Lender three (3) Business Days' prior written notice that its request for such borrowing is canceled, (ii) any Prime Rate Loan that was to have been converted to a LIBOR Rate Loan shall be continued as a Prime Rate Loan, and (iii) any outstanding LIBOR Rate Loan shall be automatically converted, without notice, to a Prime Rate Loan effective on the last Business Day of the then current Interest Period applicable thereto. Until such notice has been withdrawn, no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to LIBOR Rate Loans.

(d)        Indemnity. Borrower agrees to indemnify Lender and to hold Lender harmless from any loss (including any of the Additional Costs referred to in this Paragraph 4 and any lost profits) or expense that it may sustain or incur as a consequence of (a) a default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan, or (b) the failure by Borrower to complete a borrowing of, conversion into or continuation of a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees, interest or other amounts payable to terminate the deposits from which such funds were obtained. Lender shall prepare a certificate as to any additional amounts payable to it pursuant to this Paragraph 4, which certificate shall be submitted by Lender to Borrower and shall, absent manifest error, be deemed conclusive.

5.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof until the full payment of the Obligations, unless Lender otherwise agrees in writing, Borrower shall:

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(a)         Maintain (i) a Debt Service Coverage Ratio of not less than 1.1 to 1.0, tested at the end of each fiscal quarter of Borrower hereafter as follows: (A) the test as of the fiscal quarter ending April 3, 2010 shall be for the three (3) month period ending April 3, 2010; (B) the test as of the fiscal quarter ending July 3, 2010 shall be for the six (6) month period ending July 3, 2010; (C) the test as of the fiscal quarter ending October 2, 2010 shall be for the nine (9) month period ending October 2, 2010; (D) the test as of the fiscal quarter ending January 1, 2011 shall be for the twelve (12) month period ending January 1, 2011; and (E) the tests as of the end of each subsequent fiscal quarter of Borrower shall be on a rolling four (4) quarter basis for that fiscal quarter and the immediately preceding three (3) fiscal quarters of Borrower; (ii) a Leverage Ratio of not more than 1.75 to 1.0, tested at the end of each fiscal quarter of Borrower hereafter, commencing with the fiscal quarter ending April 3, 2010; and (iii) its Tangible Net Worth in an amount of not less than $43,000,000.00, tested at the end of each fiscal quarter of Borrower hereafter, commencing with the fiscal quarter ending April 3, 2010, and increasing for each fiscal year of Borrower, commencing with the fiscal year ending January 1, 2011, by an amount equal to fifty percent (50.0%) of Borrower's and the Consolidated Subsidiaries' consolidated Net Income for the fiscal year just ended; each of the foregoing financial covenants to be determined in accordance with GAAP consistently applied from year to year;

(b)        Pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against Borrower, Borrower's property, or Borrower's income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including, without limitation, trade obligations;

(c)	Maintain, at all times:

(i)          Insurance on Borrower's properties against loss by fire and all available extended coverage risks in such amounts and with such insurers as may be reasonably satisfactory to Lender, which insurance shall by the terms of the policy provide that in the event of loss or damage, the proceeds thereof shall be first payable to Lender pursuant to a loss payee clause satisfactory to Lender. The proceeds of any such insurance shall be applied by Lender in accordance with the provisions of the Security Agreement; and

(ii)        General public liability insurance against claims for personal injury, death or property damage in such amounts as are reasonably satisfactory to Lender and Worker's Compensation insurance in statutory amounts with companies licensed to do business in the State of Connecticut or in other states where the Borrower's non-Connecticut facilities are located, with Lender being named as additional insured;

(d)	Furnish to Lender:

(i)          Within one hundred twenty (120) calendar days after the end of each of Borrower's and the Consolidated Subsidiaries' fiscal years following the date hereof, Borrower's and the Consolidated Subsidiaries' consolidated financial statements including

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Borrower's and the Consolidated Subsidiaries' consolidated balance sheet, statement of income, statement of capital/stockholders' equity, and statement of cash flows. Each of such financial statements shall set forth in comparative form, the corresponding figures for the preceding fiscal year, all in reasonable detail, including all supporting schedules, comments and notes; shall be audited by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender; shall be accompanied by an unqualified audit opinion/report from Borrower's independent certified public accountants; and shall be prepared in accordance with GAAP consistently applied from year to year, including the fiscal year preceding that for which such statement is being furnished;

(ii)	[Intentionally Omitted];

(iii)       Within sixty (60) calendar days after the end of each quarter following the date hereof, the unaudited balance sheet of Borrower and the Consolidated Subsidiaries as at the end of such period and the end of the corresponding period of the preceding fiscal year, and a consolidated statement of income and consolidated statement of cash flows (as applicable) of Borrower and the Consolidated Subsidiaries for the period between the end of the last fiscal year and the end of such period and for the corresponding period of the preceding fiscal year, certified by the chief financial officer of Borrower as fairly presenting the financial position of Borrower and the results of Borrower's and the Consolidated Subsidiaries' operations as at the end of each such period;

(iv)       Concurrently with the delivery of any and all financial statements required by this Agreement, a certificate of the President, Treasurer or Chief Financial Officer of Borrower stating that (xx) to the best of his/her knowledge and belief, all taxes, assessments and charges levied upon Borrower which have become due have been paid, or specifying any such taxes, assessments or charges which have not been paid and stating why they remain unpaid; and (yy) to the best of his/her knowledge and belief, after reviewing each and every financial covenant (both affirmative and negative) of Borrower hereunder, Borrower is in compliance with each of such financial covenants, or specifying each instance of covenant default and/or non-compliance of which the signer has knowledge and setting forth what action has been taken to cure any such default and/or non-compliance;

(v)         Within forty-five (45) days after the end of each fiscal year of Borrower hereafter, a written forecast/projection of the financial operations of Borrower and the Consolidated Subsidiaries for the current fiscal year, in such form and containing such detail as Lender may reasonably request;

(vi)       In the event that Borrower is contemplating an acquisition of all or substantially all of the assets or capital stock of another Person, a proforma covenant compliance certificate demonstrating Borrower's compliance, after giving effect to the contemplated acquisition, with the affirmative and negative covenants set forth herein;

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(vii)      Promptly, upon the filing of same with the Securities and Exchange Commission, copies of all annual reports, quarterly reports and other material statements filed with or issued by the Securities and Exchange Commission; and

(viii)     Promptly upon Lender's request therefor, such other information relating to Borrower and the Consolidated Subsidiaries and Borrower's and the Consolidated Subsidiaries' affairs as Lender may from time to time reasonably request, including, without limitation, all reports, notices or statements sent to Borrower's shareholders by Borrower;

(f)         Allow Lender by or through any of its officers, agents, attorneys, or accountants designated by it (hereinafter "Examiners"), for the purpose of ascertaining whether or not the Loan Documents are being performed and for the purpose of examining Borrower's and the Consolidated Subsidiaries' respective records, to enter the offices and plants of Borrower and the Consolidated Subsidiaries to examine or inspect the properties, books and financial records of Borrower and the Consolidated Subsidiaries, to make and take away copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts of Borrower and the Consolidated Subsidiaries with Borrower and the Consolidated Subsidiaries all at such reasonable times, upon reasonable prior notice, and as often as Lender may reasonably request. The Lender and the Examiners shall maintain all information obtained by them in strict confidence and shall not disclose same to any third party (other than to bank regulators or examiners), unless compelled to do so by court order;

(g)        Pay to Lender, on demand, any and all expenses, including attorneys' fees, incurred or expended by Lender in preparation of the Loan Documents, in making or processing the Loans, in the collection or attempted collection of the Obligations and in protecting and/or enforcing the rights of Lender against Borrower under any of the Loan Documents;

(h)        Keep complete and accurate books and records pertaining to the Obligations and Borrower's and the Consolidated Subsidiaries' covenants under this Agreement;

(i)         Comply (and cause each of the Consolidated Subsidiaries to comply) with all laws, ordinances and rules and regulations applicable to Borrower and the Consolidated Subsidiaries of any Federal, state or local government or any instrumentality or agency thereof, including, without limitation, ERISA, the Federal Occupational Safety and Health Act ("OSHA") and Federal, state and municipal laws, ordinances, rules and regulations concerning the environment, including, without limitation, RCRA and CERCLA, except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of Borrower or such Consolidated Subsidiary when taken as a whole;

(j)         Maintain Borrower's primary operating and deposit accounts with Lender; and

(k)        Promptly advise Lender of (i) the happening of an Event of Default or the existence of a state of facts which by the passage of time, the giving of notice, or both, would

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constitute an Event of Default; and (ii) the occurrence of any action, suit or litigation commenced by or against Borrower or any Consolidated Subsidiary which, if adversely determined, could reasonably be expected to have a material adverse effect on Borrower's or such Consolidated Subsidiary's condition, financial, operating or otherwise.

6.	NEGATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof until the full payment of the Obligations, unless Lender shall otherwise consent in writing, Borrower shall not:

(a)         Create, incur, assume or suffer to exist any Lien of any kind upon or defect in title to or restriction upon the use of any of Borrower's property or assets of any character, whether owned at the date hereof or hereafter acquired except:

(i)          Liens in favor of Lender pursuant to the terms of the Security Agreement;

(ii)        Liens arising out of judgments or awards not in excess of the aggregate sum of $500,000.00 in respect of which Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which Borrower shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided Borrower shall have set aside on its books adequate reserves with respect to such judgment or award;

(iii)       Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions of Paragraph 5(b) of this Agreement;

(iv)       Deposits or other Liens to secure payments of workers' compensation, unemployment insurance, old age pensions or other social security obligations;

(v)         Inchoate mechanic's, workmen's, repairmen's, warehousemen's, vendors' or carriers' liens, or other similar Liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such liens;

(vi)       Liens existing on the date hereof (which do not exceed the sum of $100,000.00 in the aggregate), but not the extension of coverage to other property, or the refunding or modification thereof in whole or in part;

(vii)      Liens securing purchase money financing permitted by Paragraph 6(d) below; and

(viii)    Easements, rights of way, encroachments or other title defects with respect to real property which do not materially impair the value or use of such real property;

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(b)        Sell, transfer, assign, lease, or otherwise dispose of any of its properties or assets, or change the nature of its business, except for in the ordinary course of Borrower's business for adequate consideration;

(c)         Declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares), or purchase, redeem, retire or otherwise acquire, directly or indirectly, any such shares; provided, however, that (i) so long as no Event of Default has occurred and is continuing or would result from the payment of such dividends by Borrower, Borrower shall be entitled to declare and make annual cash dividends, payable quarterly, and (ii) so long as no Event of Default has occurred and is continuing or would result from the repurchase or redemption by Borrower of its capital stock, Borrower shall be permitted to repurchase or redeem for cash an amount of up to $750,000.00 of its capital stock during fiscal year 2010 and an amount of up to $1,250,000.00 of its capital stock during each fiscal year thereafter (it being understood that any and all noncash stock option transactions by Borrower shall be excluded from this covenant);

(d)        Create or assume any obligations for money borrowed from any Person other than Lender in excess of the aggregate sum of $2,000,000.00 at any one time outstanding, and not incur any indebtedness for borrowed money (including purchase money indebtedness) in excess of the sum of $1,000,000.00 in any single transaction without the express prior written consent of Lender;

(e)        Endorse, guaranty, or become surety for the obligations of any third Person, except for the endorsement of checks in the ordinary course of business, and for guaranties of the obligations of any Person (including obligations for borrowed money of any Consolidated Subsidiary, but excluding guaranties of operating leases of any Consolidated Subsidiary) not in excess of the aggregate amount of $500,000.00 at any one time outstanding;

(f)         Make any loans or advances, other than advances, not exceeding $500,000.00 in the aggregate at any one time outstanding, to its directors, officers, shareholders or employees for travel and other minor business expenses in the ordinary course of business;

(g)        Purchase or otherwise acquire any securities except obligations of the United States Government or certificates of deposit issued by a commercial bank having total assets of not less than $50,000,000.00, and an office in the State of Connecticut, provided that the same are pledged to and deposited with the Lender;

(h)        Enter into any transactions of any kind with any of its Affiliates upon terms that are less favorable to Borrower than terms that could be obtained elsewhere on an arm's length basis;

(i)         Enter into any merger or consolidation, or sell all or substantially all of Borrower's assets, or liquidate, dissolve or otherwise terminate or alter Borrower's existence, form or method of conducting Borrower's business;

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(j)         Change its corporate name, or conduct its business in a materially different manner, or change its chief executive office or places of business where a material amount of its assets are located or where a material amount of its business operations are performed and/or maintained; and

(k)	Acquire, form or dispose of any Consolidated Subsidiaries (other than

Consolidated Subsidiaries who have no material assets and have ceased business operations) or acquire for the sum of $1,000,000.00 or more all or substantially all of the assets of any other Person or any portion of the assets of any other Person which constitutes a division, product line or line of business.

7.	RIGHTS OF LENDER

When the Obligations, or any of them, become immediately due and payable, after the occurrence of an Event of Default, Lender may, pursue any legal remedy available to it to collect the Obligations outstanding at said time, to enforce its rights hereunder, and to enforce any and all other rights or remedies available to it.

8.	DEFAULT PROVISIONS

(a)        The Notes shall forthwith become immediately due and payable, and Borrower's eligibility to request any further advances on account of the Revolving Credit Loan or to request the issuance of additional Letters of Credit shall automatically terminate, without presentment, protest, demand or notice of any kind, if Borrower or any of the Guarantors becomes insolvent (including in said term either a negative Tangible Net Worth or an inability to pay their respective debts as they mature) or bankrupt, or makes an assignment for the benefit of their respective creditors, or consents to the appointment of a trustee or receiver of all or a substantial part of their respective properties or such appointment is made without their consent, or if bankruptcy, reorganization, arrangement, receivership or liquidation proceedings are instituted by or against Borrower or any of the Guarantors, and any involuntary bankruptcy proceeding is not dismissed within sixty (60) days of the filing of same;

(b)        Lender may, at its option, declare the Notes due and payable whereupon the same shall become due and payable forthwith, without presentment, protest, demand or notice of any kind in any of the following cases:

(i)          If any payment of principal or interest or any other payment required by the Notes or by the terms of any of the Loan Documents shall not be fully paid when demand (to the extent the same is payable on demand) is made for the payment of the same or within ten (10) days after the same shall fall due if payable other than on demand;

(ii)        If any payment of principal or interest or any other payment required by any of the obligations of Borrower or any of the Guarantors for any other money borrowed by Borrower or any of the Guarantors from Lender or for money borrowed by Borrower or any of the Guarantors from any third person in excess of the aggregate sum of $250,000.00 shall not be

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fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared in default (and all applicable cure and/or grace periods have expired);

(iii)       If any warranty or representation by Borrower or any of the Guarantors contained in the Loan Documents or in any statement furnished by Borrower or any of the Guarantors to Lender proves incorrect in any material respect;

(iv)       If default exists in the due observance of any of the covenants or agreements of Borrower or any of the Guarantors set forth in any of the Loan Documents;

(v)         If a final unappealable judgment (not covered by insurance) in an amount in excess of $250,000.00 is entered against Borrower or any of the Guarantors and remains unsatisfied for a period of thirty (30) calendar days;

(vi)       If Borrower or any of the Guarantors is voluntarily or involuntarily dissolved, or take any action to effect a dissolution, ceases to conduct business;

(vii)      If the Liens granted by Borrower to Lender in the Collateral pursuant to the Security Agreement shall cease to be continuing first priority Liens, or if an Event of Default shall occur under the terms of the Security Agreement;

(viii)     If any Guaranty shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Guaranty shall be challenged or denied by any Guarantor;

(ix)       If Borrower suffers a net loss on a consolidated basis, as determined in accordance with GAAP consistently applied, in any three (3) consecutive fiscal quarters; or

(x)         If any "Change in Control" (as defined below) occurs. As used herein, the term "Change in Control" shall mean the happening of any of the following:

(A)        When any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Borrower or any Affiliate of Borrower, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Borrower representing more than twenty percent (20.0%) of the combined voting power of either (I) the then outstanding shares of common stock of Borrower (the "Outstanding Common Stock") or (II) the then outstanding voting securities of Borrower entitled to vote generally in the election of directors (the "Voting Securities"); or

(B)        Individuals who, at the beginning of any twenty-four (24) month period, constitute the Directors of Borrower (the "Incumbent Board") cease for any reason to constitute at least a majority of the Directors or cease to be able to exercise the powers of the majority of the Board of Directors, provided that any individual becoming a director

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subsequent to the beginning of such period whose election or nomination for election by Borrower's stockholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of Borrower (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(C)        Consummation by Borrower of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals or entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than seventy-five percent (75.0%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

(D)        Consummation of a complete liquidation or dissolution of Borrower or sale or other disposition of all or substantially all of the assets of Borrower other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than seventy-five percent (75.0%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

Notwithstanding the foregoing, an Event of Default shall not occur hereunder if any one of the foregoing Events of Default involves a Guarantor whose assets, on a consolidated basis, do not represent ten percent (10.0%) or more of the consolidated assets of Borrower and the Consolidated Subsidiaries as of the date that such Event of Default occurs.

9.	SET-OFF

Borrower and each Guarantor hereby grants to Lender, a Lien and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any Affiliate of Lender, or in transit to any of them. At any time after the occurrence of and during the continuance of an Event of Default, without

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demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWR OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.	INDEMNITY

Borrower hereby agrees to indemnify and hold harmless Lender and its officers, directors, employees, agents and attorneys (herein collectively called the "Indemnified Parties") from and against any and all claims, damages, liabilities, costs and expenses which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of any investigation, litigation or proceeding related to this Agreement or the negotiation and preparation of documentation in connection herewith, except for claims or losses resulting solely from such Indemnified Parties' gross negligence or willful misconduct.

11.	CROSS-COLLATERALIZATION AND CROSS-DEFAULT

Borrower hereby acknowledges and agrees that all of the Collateral described in the Security Agreement shall secure all of the Credit Facilities, and that the occurrence of an Event of Default under any one of the Loan Documents shall constitute an Event of Default under each of the other Loan Documents.

12.	GENERAL PROVISIONS

(a)         No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

(b)        This Agreement, the security interest hereby granted to Lender by Borrower and every representation, warranty, covenant, promise and other term herein contained shall survive until the Obligations have been paid in full;

(c)        This Agreement is an integrated document, contains a complete statement of all arrangements between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, between such parties concerning its subject matter. This Agreement shall not be varied by parol evidence;

(d)        THIS AGREEMENT IS MADE, EXECUTED AND DELIVERED IN THE STATE OF CONNECTICUT, AND IT IS THE SPECIFIC DESIRE AND INTENTION OF THE PARTIES THAT IT SHALL IN ALL RESPECTS BE CONSTRUED UNDER THE LAWS OF THE STATE OF CONNECTICUT;

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(e)         All agreements between Borrower, the Guarantors and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, the Guarantors and Lender;

(f)         Upon receipt by Borrower of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of either of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor;

(g)         Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Lender's obligation to lend hereunder and/or any or all of the Loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information;

(h)        The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

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(i)         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Lender and any such attempted assignment without such consent shall be null and void;

(j)         TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER ACKNOWLEDGES THAT LENDER IS RELYING ON THE FOREGOING WAIVER IN ENTERING INTO THIS TRANSACTION;

(k)        BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY WAIVES ITS RIGHTS TO: (1) NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, AND (2) REQUEST THAT LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY LENDER BY VIRTUE OF ANY DEFAULT OR PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, BORROWER FURTHER EXPRESSLY WAIVES DILIGENCE, DEMAND, PRESENTMENT, PROTEST, NOTICE OF NONPAYMENT OR PROTEST, NOTICE OF THE ACCEPTANCE OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, NOTICE OF ANY OTHER ACTION TAKEN IN RELIANCE HEREON AND ALL OTHER DEMANDS AND NOTICES OF ANY DESCRIPTION IN CONNECTION WITH THIS AGREEMENT (OTHER THAN THE NOTICES SPECIFICALLY REQUIRED BY THIS AGREEMENT) OR THE OTHER LOAN DOCUMENTS, ANY OF THE OBLIGATIONS OR OTHERWISE;

(l)         BORROWER ACKNOWLEDGES THAT IT MAKES THE WAIVERS SET FORTH IN SUBPARAGRAPHS (j) AND (k) OF THIS PARAGRAPH 12 KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THOSE WAIVERS WITH ITS ATTORNEYS. BORROWER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO BORROWER THAT THE PROVISIONS OF SUBPARAGRAPHS (j) AND (k) OF THIS PARAGRAPH 12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES; and

(m)       This Agreement may be executed and delivered in any number of counterparts. Each counterpart shall constitute an original, but all counterparts together shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

BORROWER:

THE EASTERN COMPANY

By: /s/Leonard F. Leganza
Leonard F. Leganza
Its President
Duly Authorized

LENDER:

PEOPLE'S UNITED BANK

By: /s/ W. Russ Brightly

W. Russ Brightly

Its Senior Vice President

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LIST OF EXHIBITS AND SCHEDULES

Exhibits:

A -	List of Consolidated Subsidiaries

B -	Form of Term Note

C -	Form of Revolving Credit Note

D -	List of Pension or Other Employee Benefit Plans

E -	List of Collective Bargaining or Union Agreements

F -	List of Operating Divisions (Domestic) of Borrower

Schedules:

2(o) - Environmental Disclosure

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EXHIBIT A

LIST OF CONSOLIDATED SUBSIDIARIES

Sesamee Mexicana, S.A. de C.V., a corporation organized under the laws of Mexico

World Security Industries Company Limited, a corporation organized under the laws of Hong Kong

World Lock Co., Ltd., a corporation organized under the laws of the People's Republic of China

Eberhard Hardware Manufacturing Limited, a corporation organized under the laws of the Province of Ontario, Canada

Ashtabula Industrial Hardware Co., a corporation organized under the laws of the State of Ohio

Energy Harvesting Company, a corporation organized under the laws of the State of Connecticut

Canadian Commercial Vehicles Corporation, a corporation organized under the laws of the Province of Nova Scotia, Canada

Eastern Industrial Limited, a corporation organized under the laws of the People's Republic of China

Eberworld S.A. de C.V., a corporation organized under the laws of Mexico

Frazer & Jones Company, Inc., a corporation organized under the laws of the State of New York

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EXHIBIT F

LIST OF OPERATING DIVISIONS (DOMESTIC)

Eberhard Manufacturing Company

21944 Drake Road

Strongville, Ohio 44149

Frazer & Jones Division

3000 Milton Avenue

Solvay, New York 13209

Greenwald Industries Division

212 Middlesex Avenue

Chester, Connecticut 06412

The Illinois Lock/CCL Security Products/Royal Lock Division

301 West Hintz Road

Wheeling, Illinois 60090-5754

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